Trinad Capital Master Fund, Ltd
2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067

August 20, 2007

Charles Bentz
Chief Financial Officer
Zane Acquisition I, Inc
2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067

Dear Mr. Bentz:

Trinad Capital Master Fund, Ltd (“Trinad”) hereby agrees to loan Zane Acquisition I, Inc. (the “Company”) up to a principal amount of $100,000 (the “Loan”) at any time and from time to time prior to the Company’s consummation of a Next Financing (as hereinafter defined). Trinad shall make advances to the Company in such amounts as the Company shall request from time to time. The Loan shall bear interest at 10% (ten percent) per annum. The entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the Company upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company), to a third party or parties with proceeds to the Company of not less than $200,000 (a “Next Financing”).

Please acknowledge the Company’s acceptance of the terms of this letter agreement by signing where indicated below.

Sincerely,

Trinad Capital Master Fund, Ltd

By:	/s/ Jay Wolf
Name:	Jay Wolf
Title:	Director

Acknowledged and agreed to:

Zane Acquisition I, Inc.

By:	/s/ Charles Bentz
Name:	Charles Bentz
Title:	Chief Financial Officer